REPLACEMENT LINE OF CREDIT NOTE

February 4, 2005

$18,000,000.00

On January 31, 2008, (the “Maturity Date”), for value received, FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, a business trust organized in the State of New Jersey, (the “Borrower”) promises to pay to the order of THE PROVIDENT BANK (the “Bank”) at the office of the Bank located at 830 Bergen Avenue, Jersey City, New Jersey, or at such other place as the holder hereof may from time to time appoint in writing, in lawful money of the United States of America in immediately available funds, the principal sum of Eighteen Million and 00/100 ($18,000,000.00) Dollars (the “Line of Credit”)or such lesser amount as may then be the aggregate unpaid principal balance of all loans made by the Bank to the Borrower hereunder (each, a “Loan” and collectively, the “Loans”) as shown on the schedule attached to and made a part of this Note or as maintained on the records of the Bank.

The Borrower promises to pay interest at said office in like money on the unpaid principal amount of each Loan from time to time outstanding at a rate per annum, to be elected by the Borrower at the time each Loan is made, equal to either (i) a fixed rate of one hundred seventy-five basis points above LIBOR for an Interest Period of one (1), two (2), or three (3) months (a Loan bearing interest at this rate is sometimes hereinafter called a “LIBOR Loan”), or (ii) the Prime Rate (a Loan bearing interest at this rate is sometimes hereinafter called a “Prime Rate Loan”); provided, however, that no Interest Period with respect to a LIBOR Loan shall extend beyond the Maturity Date; and provided, further, that if prior to the end of any such Interest Period the Borrower and the Bank fail to agree upon a new Interest Period therefor so as to maintain such Loan as a LIBOR Loan within the pertinent time set forth in Section 1 hereof, such LIBOR Loan shall automatically be converted into a Prime Rate Loan at the end of such Interest Period and shall be maintained as such until a new fixed rate and a new Interest Period therefor are agreed upon. Any Loan made while a Libor Loan is outstanding shall bear interest at the same rate as the existing Libor Loan for the remainder of the existing Interest Period. All computations of interest shall be made on the basis of a 360 day year for the actual number of days elapsed.

Interest on each Loan shall be payable monthly on the first day of each month commencing on the first such day to occur after a Loan is made hereunder and, together with principal, on the Maturity Date hereof. If any payment of principal or interest becomes due on a day on which the banks in the State of New Jersey are required or permitted by law to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extensions shall be included in computing interest in connection with such payment.

All payments shall be made by Borrower to Bank at 830 Bergen Avenue, Jersey City, New Jersey or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after maturity of this Note or upon the occurrence of an Event of Default payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

Upon the occurrence of an Event of Default or after the Maturity Date, Borrower’s right to select interest rate options shall cease and the unpaid principal of all Loans shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than the Prime Rate (the Default Rate). In no event shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law.

If the entire amount of any required installment of principal and/or interest is not paid in full within ten (10) days after the same is due, the Borrower shall pay a late fee equal to four percent (4%) of the required payment.

The Borrower hereby expressly authorizes the Bank to record in its records or on the attached schedule the amount and date of each Loan, the rate of interest thereon, Interest Period thereof and the date and amount of each payment of principal. All such notations shall be presumptive as to the correctness thereof; provided, however, the failure of the Bank to make any such notation shall not limit or otherwise affect the obligations of the Borrower under this Note.

In consideration of the granting of the Loans evidenced by this Note, the Borrower hereby agrees as follows:

1.           Loan Requests.  Requests for LIBOR Loans, and for Interest Periods subsequent to the initial Interest Period applicable thereto, shall be made not less than three (3) Business Days prior to the first day of each Interest Period for each such Loan. Requests for Prime Rate Loans may be made up until 1 p.m. on the date the Loan is to be made. Any request for a Loan may be written or oral, but if oral, written confirmation thereof must be received by the Bank within three (3) Business Days thereafter.

2.           Prepayment. The Borrower shall have the right to prepay any amount hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing on Libor Loans pursuant to paragraph 5 below.

3.           Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Bank shall have determined that reasonable means do not exist for ascertaining the LIBOR Rate, the Bank shall, as soon as practicable thereafter, give notice of such determination to the Borrower. In the event of any such determination, until the circumstances giving rise to such notice no longer exist, the Bank shall use the applicable thirty, sixty or ninety day U.S. Treasury Rate plus one-hundred seventy-five basis points for purposes of calculating the interest rate on a LIBOR Loan (a loan bearing interest at this rate is sometimes hereinafter called a “US Treasury Rate Loans”). Each determination by the Bank hereunder shall be conclusive absent manifest error. Thus, for any such interest rate period that the Bank shall have determined that reasonable means do not exist for ascertaining the LIBOR Rate, Borrower may elect between the Prime Rate option or the applicable US Treasury Rate option.

4.           Change in Legality. (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretations thereof shall make it unlawful for the Bank to make or maintain any LIBOR Loan, then, by written notice to the Borrower, the Bank may:

(i)           declare that LIBOR Loans will not thereafter be made by the Bank hereunder, whereupon the Borrower shall be prohibited from requesting LIBOR Loans from the Bank hereunder unless such declaration is subsequently withdrawn; and

(ii)           require that all outstanding LIBOR Loans made by it be converted at Borrower’s option to either Prime Rate Loans or US Treasury Rate Loans, in which event (x) all such LIBOR Loans shall be automatically converted to Prime Rate Loans or US Treasury Rate Loans as of the effective date of such notice as provided in paragraph (b) below and (y) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the Prime Rate Loans or US Treasury Rate Loans resulting from the conversion of such LIBOR Loans.

(b)           For purposes of this Section 4, a notice to the Borrower by the Bank pursuant to sub-paragraph (a) above shall be effective, if lawful, on the last day of the then current Interest Period.

5.           Renewal.   Provided that on the Maturity Date (a) there is no Event of Default (as hereinafter defined) then occurring under this Note or any other Loan Document (as hereinafter defined), and (b) the Bank has not exercised the Call Option set forth below, then this Note will be automatically extended for additional terms of twenty-four (24) months (“Renewal Period”). Upon the maturity date of any such Renewal Period, the Note shall be renewed for an additional period of 24 months provided that Borrower is in compliance with the renewal conditions set forth in subparagraphs 5a and 5b above.

6.           Call Option. The Bank shall have the right, in its sole discretion, to call this Note due and payable in full (the “Call Option”) on the annual anniversary date of this Note, beginning on the first anniversary date. Bank shall provide the Borrower notice of Bank’s election to exercise the Call Option within sixty (60) days prior to or following each such anniversary date. In the event that the Bank exercises the Call Option then Borrower shall be required to repay the Note in full within twenty-four (24) months following the date of the Call Option. Following exercise by the Bank of the Call Option no further advances under this Note shall be permitted and no new letters of credit shall be issued under this Note.

7.   Security For The Note. This Note is secured by the following (all of which are hereinafter collectively referred to as the “Collateral”):

(i)
first mortgage lien encumbering certain real property located at 830 and 864 Franklin Avenue (Lot 2 in Block 1513, Lot 1 in Block 1410 and Lot 1.01 in Block 1400) Franklin Lakes, N.J., 208 Rock Road (Lot 19 Block 115), Glen Rock, N.J., 160 Terrace Avenue (Lot 22 Block 175), Hasbrouck Heights, N.J., 205-231 8th Street (Lot 9, 3 and 4 Block 114), Lakewood, N.J. and 340 Grand Avenue (Lots 11, 12 and 12.01 Block 203) Palisades Park, N.J.(collectively the “Mortgaged Premises”), pursuant to the terms, covenants and conditions of those certain Commercial Mortgages, Security Agreements and Fixture Filings dated June 20, 2002 as modified by Mortgage and Assignment of Leases, Modification and Extension Agreements of even date herewith executed and delivered by Borrower to the Bank (collectively the “Mortgage”);

(ii)
an assignment of any and all present and future leases of the Mortgaged Premises or any part thereof pursuant to the terms, covenants and conditions of those certain Assignments of Leases dated June 20, 2002, as modified by Mortgage and Assignment of Leases Modification and Extension Agreements of even date herewith executed and delivered by Borrower to the Bank (the “Assignment”);

(iii)
a first priority security interest in all furniture, fixtures and equipment owned by Borrower and now or hereafter installed in the Mortgaged Premises pursuant. to the terms, covenants and conditions of the Mortgage;

(iv)	An Environmental Indemnity Agreement dated as of June 20, 2002, from Borrower in favor of Bank.

(v)	a Loan Document Amendment Agreement dated as of even date herewith between Borrower and Bank.

This Note, the Mortgage, the Assignment, the Environmental Indemnity Agreement, the Loan Document Amendment Agreement and any and all other documents and instruments executed by Borrower in connection with this Note and the loans evidenced hereby are hereinafter collectively referred to as the “Loan Documents”.

In addition to the above Collateral, the Borrower hereby grants to the Bank a continuing security interest in all property of the Borrower, now or hereafter in the possession of the Bank or any of its affiliates in any capacity whatsoever, including, but not limited to, any balance or share of any deposit excluding trust or rent security account, as security for the payment of this Note, which security interest shall be enforceable and subject to all the provisions of this Note, as if such property were specifically pledged hereunder and after the occurrence of an uncured

Event of Default, the proceeds of such property may be applied at any time and without notice to any of the Borrower’s liabilities to the Bank under this Note.

8.           Warranties and Representations.  The Borrower represents and warrants that: (a) it is a business trust duly organized, validly existing under the laws of the State of New Jersey; (b) the execution, issuance and delivery of this Note by the Borrower are within its trust powers and have been duly authorized, and the Note is valid, binding and enforceable in accordance with its terms, and is not in violation of law or of the terms of the Borrower’s Declaration of Trust and does not result in the breach of or constitute a default under any indenture, agreement or undertaking to which the Borrower is party or by which it or its property may be bound or affected; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Note; (d) it has delivered or caused to be delivered its most recent balance sheet, income statement and statement of cash flows to the Bank which are complete and correct and fairly represent the financial condition of the Borrower and its subsidiaries as of the dates thereof and for the periods covered thereby, which financial condition has not materially, adversely, changed since the date of the most recently dated balance sheet heretofore furnished to the Bank; (e) no Event of Default (as hereinafter defined) has occurred and no event has occurred which with the giving of notice or the lapse of time or both would constitute an Event of Default; (f) the Borrower shall not use any part of the proceeds of any Loan to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any margin stock; (g) there is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator which, if determined adversely to the Borrower would have a materially adverse effect on the financial condition or operations of the Borrower except as described in the financial statements of the Borrower heretofore furnished to the Bank; and (h) on the occasion of the granting of each Loan all representations and warranties contained herein shall be true and correct and with the same force and effect as though such representations and warranties had been made on and as of the date of the making of each such Loan.

9.           Future Loans And Advances.  The Bank may make additional loans in the future to the Borrower, and may advance sums in the future on behalf of the Borrower or to protect and preserve the Collateral, at any time before the satisfaction of this Note, and all such sums shall be evidenced and secured by this Note and the Collateral.

10.           Default; Default Rate Of Interest.  Upon the occurrence of any of the following specified events of default (each an Event of Default): (a) any payment hereunder shall not be made when due, or (b) if the Borrower defaults in the performance of any of the other terms or provisions of this Note, the Mortgage, the Assignment, or any other Loan Documents, or; (c) if Borrower defaults in the performance of any obligation of Borrower to Bank pursuant to any other present or future agreement between Borrower and Bank, related to the Loans evidenced by this Note; and following (i) notice and a ten (10) day right to cure in the event of a monetary default; or (ii) notice and a thirty (30) day right to cure in the event of a non-monetary, non-bankruptcy default, then this Note shall be in default and the entire principal sum or so much of the principal remaining unpaid with all interest accrued thereon, together with any other sums due the Bank under the Loan Documents, shall, at the option of the Bank and without notice, become due and payable immediately, and interest on the principal sum shall thereafter be computed at the Default Rate. No new letters of credit will be issued under this Note following the occurrence of a default under this Note. Payment of the foregoing may be enforced and recovered at any time by one or more of the remedies provided to the Bank in this Note, the Mortgage, the Assignment or any other Loan Documents, it being specifically understood and agreed that the default provisions set forth in the Mortgage shall govern in the event of any conflict in such provisions in the aforesaid instruments.

11.           No Waiver By Bank.  Any failure by the Bank to insist upon strict performance by the Borrower of any of the terms and provisions of this Note, the Mortgage, the Assignment or any other Loan Documents shall not be deemed to be a waiver of any of the terms or provisions thereof, and the Bank shall have the right thereafter to insist upon strict performance by the Borrower of any and all of them.

12.           Definitions. As used herein:

(a)           “Business Day” means any day other than a Saturday, Sunday or day which shall be in the State of New Jersey a legal holiday or day on which banking institutions are required or authorized to close.

(b)           The term “LIBOR” or “LIBOR Rate” shall mean, as applicable to any LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Loan which is reported in the Wall Street Journal Money Rates section as the London Interbank Offered Rate on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear in the Wall Street Journal on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan which are offered by any major banks in the London Interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by Bank.

(c)           “Interest Period” means that period selected by the Borrower, within the limitations of the second paragraph of this Note, during which a LIBOR Loan may bear interest at the applicable fixed rate.

(d)           “Prime Rate” means the variable per annum rate of interest so designated from time to time as the prime rate published in the Wall Street Journal as its prime rate. The determination and publication of such Prime Rate shall not in any way preclude or limit Bank from lending to certain borrowers from time to time at a rate of interest less than such Prime Rate.

(e)           “U.S. Treasury Rate” means the applicable thirty, sixty or ninety day United States Treasury Note rate as published in the Wall Street Journal.

13.           Payment of Line of Credit Fees. Borrower shall pay to Bank a minimum annual fee for the Line of Credit established under this Note in the amount of $15,000.00 on the date of this Note and on each anniversary date of this Note. In addition, Borrower shall pay to Bank a fee equal to one-quarter of one (1%) of each advance under this Note (“Advance Fee(s)”). No Advance fee shall be due in any twelve month loan year unless and until the aggregate amount of all Advance Fees exceed $15,000.00 in that loan year. Notwithstanding the foregoing the total amount of fees (exclusive of letter of credit fees) payable in any 12 month loan year shall be the greater of (a) $15,000.00, or (b) the aggregate amount of Advance Fees payable in any loan year less $15,000.00. In the event that the Bank exercises its Call Option then (a) if the outstanding principal balance of this Note is greater than or equal to $10,000,000.00, the minimum annual fee for the Line of Credit shall be $10,000.00 payable on each anniversary of this Note, and (b) if the outstanding principal balance of this Note is less than $10,000,000.00 but greater than zero, the minimum annual fee for the Line of Credit shall be $5,000.00 payable on each anniversary of this Note.

14.           Loan Covenants.    A. During the term of this Note Borrower shall maintain a minimum of $5,000,000.00 of liquidity which shall be net of any outstandings under this Note which have not been utilized for acquisition, development, stabilization, or other Bank approved real property related expenses. When calculating liquidity the following may be included by Borrower as liquid assets:

(i)           Escrow deposits held by third parties for the purpose of deposits on properties under contract to be purchased or for improvements under contracts to be performed.

(ii)           Borrower funds utilized for the acquisition, development, stabilization, mortgage payoff and/or prepayment penalty which, if such funds had been taken under this Note, would not be netted out of the liquidity position by their nature of being outstanding under this Note.

This covenant shall be tested against funds advanced during the previous quarter. This covenant will be tested semi-annually and will be based on the prior two consecutive quarters’ liquidity average.

B.           With respect to the Collateral, Borrower shall maintain a minimum Debt Service Coverage Ratio of 1.20 to 1 which shall be tested annually. For purposes of this provision, the term Debt Service Coverage Ratio shall mean rental revenue, less operating expenses (exclusive of depreciation), management fees, vacancy rates, bad debts and other expense or charges which Bank, at its sole discretion, determines to be reductions for rental revenue divided by principal and interest payments calculated on the basis of the fully drawn down $18,000,000.00 Line of Credit at the prevailing ten (10) year United States Treasury Note yield plus one hundred seventy-five (175) basis points amortized over a twenty-five (25) year period. All calculations utilized in underwriting this ratio shall be performed by Bank, in its sole discretion.

C.           Borrower shall maintain a Debt Service Coverage Ratio of 1.20 to 1 on all other real estate holdings of Borrower exclusive of (a) the Collateral, b) any property of Borrower that (i) is subject to construction financing with a funded interest reserve to pay debt service, and (ii) has not been stabilized, and (c) all non-stabilized property of Borrower. The Debt Service

Coverage Ratio shall be tested annually and will be based on a net operating income based on the last two actual quarters annualized for the entire year together with actual debt service on such real estate holdings. If any “interest only” financing on any of the other real estate holdings is converted to a permanent loan within twelve (12) months prior to the date of testing, then the permanent loan amount will be utilized for the purposes of this calculation.

D.           If Borrower does not meet the Debt Service Coverage Ratios required in sub-sections 14(B) and 14(C) above (a) then the availability under the Line of Credit (less the amount of any outstanding letters of credit) will be immediately reduced to an amount that would cause compliance with a 1.20 to 1 Debt Service Coverage Ratio, and (b) following notice from Bank to Borrower of such non-compliance, Borrower shall have thirty (30) days to cure such non-compliance, and in the event Borrower fails to timely cure such non-compliance the Bank shall have the right to declare a default under this Note.

15.           Loan Conditions.  (a) If outstanding borrowings under this Note exceed $5,000,000.00 (other than for amounts outstanding on the date hereof) or if any single borrowing exceeds $2,000,000.00, then Borrower shall advise Bank in writing as to the purpose of such Loan, the source of repayment and the expected time frame of repayment.

(b) The Bank reserves the right to approve any change of the present management company of the Collateral, which consent shall not be unreasonably withheld, conditioned or delayed. Any unapproved change in such management shall constitute an event of default under this Note.

16.           Waiver Of Notice By Borrower.  Presentment, demand of payment, notice of dishonor or nonpayment, protest, notice of protest on this Note, and the giving of notice of default or other notice to any party liable on this Note are hereby waived, jointly and severally, by the Borrower and by any and all, such other parties, including without limitation any guarantors who at any time may be liable hereon in any capacity. It is expressly agreed by the Borrower and all such other parties, that the maturity of this Note, any payment hereunder, or any term or condition hereof, may be extended, modified, waived or renewed from time to time without in any way affecting the liability of the Borrower. The Borrower and all such other parties consent to the release of any collateral, with or without substitution, and to the release or addition, without notice and without affecting their liability hereunder of any makers, endorsers, guarantors or sureties.

17.           Change Of Interest Rate After Maturity.  After the Maturity Date, and provided the term of this Note is not renewed in accordance with Section 5 above, any unpaid balance of this Note (including principal and interest) shall bear interest at the Default Rate.

18.           No Usurious Amounts.  Anything herein contained to the contrary notwithstanding, the Borrower does not agree and shall not be obligated to pay interest hereunder at a rate which is in excess of the maximum rate permitted by law. If by the terms of this Note, the Borrower is at any time required to pay interest at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied to and shall be deemed to have been payments in reduction of the outstanding principal balance.

19.           Partial Invalidity. The unenforceability or invalidity of any one or more provisions shall not render any other provisions herein contained unenforceable or invalid.

20.           Binding Effect.  The covenants, conditions and agreements contained in this Note shall bind and the benefits thereof shall inure to, the respective parties hereto and their respective heirs, executors, administrators, successors and assigns; provided that this Note cannot be assigned by the Borrower without the prior express written consent of the Bank.

21.           No Oral Modifications.  This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

22.           Disclosure Of Financial Information. The Bank is hereby authorized to disclose any financial or other information about the Borrower to any regulatory body or agency having jurisdiction over the Bank or to any present, future or prospective participant or successor in interest in any Loan or other financial accommodation made by the Bank to the Borrower.

23.           Completion Of The Note.  The Bank is authorized by the Borrower, without notice, to date this Note as of the day when the first disbursement of the Loan evidenced hereby is made and to fill in any blank spaces to conform to the terms upon which the Loan is made.

24.           Remedies Of Bank.  The remedies of the Bank, as provided herein, shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Bank, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. The Bank shall have the right to take any action it deems appropriate without the necessity of resorting to any Collateral securing this Note.

25.           Right Of Setoff By The Bank.  For so long as the Bank is the holder of this Note, upon the occurrence of any Event of Default hereunder, in addition to any other remedy provided by law, the Bank shall have the right immediately and without notice or other acts to setoff against any of the Borrower’s obligations under this Note any sum owed by the Bank or any of its affiliates in any capacity to the Borrower whether due or not, or any property of the undersigned in the possession of the Bank or any of its affiliates, and the Bank shall be deemed to have exercised such right of setoff and to have made a charge against any such sum or property immediately upon the occurrence of an Event of Default, even though the actual book entries may be made at some time subsequent.

26.           Captions.  The captions preceding the text of the sections of this Note are used solely for the convenience of reference and shall not affect the meaning or construction of this Note.

27.           New Jersey Law Governs.  This Note shall be governed and construed in accordance with the laws of the State of New Jersey.

28.           Singular; Plural; Gender.  The words “Borrower” and “Bank” include singular and plural, individual or corporation, and the respective heirs, executors, administrators, successors and assigns of the Borrower or the Bank, as the case may be. The use of any gender applies to all genders. If more than one party is named as the Borrower, the obligation hereunder of each such party is joint and several.

29.           Replacement Note.  This Note replaces and supercedes the Line of Credit Note from Borrower to Bank, dated June 20, 2002 (the “Prior Note”). The Borrower hereby confirms that any Collateral granted to the Bank as security for repayment of the Prior Note, including but not limited to liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect and shall be deemed to secure the obligations under this Note.

30.           Borrower Termination.  At any time during the term of this Note Borrower shall have the right to terminate the Line of Credit evidenced by this Note provided that Borrower shall have repaid all principal, interest and costs outstanding under this Note and provided that either (i) all letters of credit issued under this Note have been re-delivered to the Bank and no draws have been taken by any beneficiary thereunder, or (ii) the letter(s) of credit is/are collateralized as set forth in the Section 31 below. Upon any such termination, Borrower shall not be entitled to a refund of any fees previously paid hereunder.

31.           Letter of Credit Provisions.

A.           Up to $6,000,000.00 of the Line of Credit may be utilized by Borrower for the issuance of letters of credit. The available balance of the Line of Credit will be reduced by the amount of any letter(s) of credit so issued for the period of time that the letter(s) of credit is/are outstanding.

B.           Any letter of credit issued by Bank under the Line of Credit shall be secured by all of the Collateral.

C.           Borrower shall pay to Bank an annual fee of one-half of one percent of the face amount of any letters of credit issued under the Line of Credit.

D.           Following termination of the Line of Credit and until such time as (i) all amounts drawn under any outstanding letter(s) of credit has/have been repaid in full to Bank and (ii) all letter(s) of credit issued under the Line of Credit has/have been returned to the Bank without having been drawn upon, such letter(s) of credit and any amounts drawn down under such letter(s) of credit will be collateralized by the Collateral pledged to Bank for repayment of the Line of Credit in the amount of 125% of the face amount of the letter(s) of credit, as determined by Bank in its sole discretion.

E.           If any letter of credit issued under the Line of Credit is drawn upon, then Borrower shall immediately repay the amount of the letter of credit to the Bank. Any amount drawn upon shall bear interest at the rate set forth in this Note.

F.           Each letter of credit shall be issued for a period of one (1) year and may be automatically extended for successive one (1) year periods. Bank shall not be required to extend any such letter of credit after the earlier to occur of (i) an event of default under any Loan Document, (ii) the maturity date of this Note.

G.           Any letter of credit issued under the Line of Credit shall be subject to the Bank’s standard letter of credit terms and provisions. Borrower shall execute the Bank’s standard letter of credit application and provide Bank with any other documents or information necessary in order to permit Bank to issue the letters of credit.

32.           Yield Protection; Break Funding Indemnification. The Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any amounts hereunder (or any part thereof) bearing interest based on LIBOR) which the Bank sustains or incurs as a consequence of either (i) the Borrower’s failure to make a payment on the due date thereof, (ii) the Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any amounts bearing interest based on LIBOR, or (iii) the Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any amounts bearing interest based on LIBOR on a day other than the regularly scheduled due date therefor. A notice as to any amounts payable pursuant to this paragraph given to the Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. The Borrower’s indemnification obligations hereunder shall survive the payment in full of all amounts payable hereunder.

33.           Waiver Of Jury Trial.  IN ANY LITIGATION BASED ON, OR ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH ANY OF THE MATTERS CONTAINED IN THIS NOTE IN WHICH THE BORROWER OR ANY PARTY LIABLE HEREON AND THE BANK ARE ADVERSE PARTIES, THE BORROWER, ANY AND ALL SUCH OTHER PARTIES AND THE BANK EACH VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK TO MAKE THE LOAN TO BORROWER.

IN WITNESS WHEREOF, the Borrower has executed this instrument the day and year first above mentioned.

BORROWER:
Witness:		FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, a trust organized in the State of New Jersey

By:
Joseph L. Basralian, Esq.		Robert J. Hekemian, Chairman of the Board

MORTGAGE AND ASSIGNMENT OF LEASES MODIFICATION

AND EXTENSION AGREEMENT

THIS MORTGAGE AND ASSIGNMENT OF LEASES MODIFICATION AND EXTENSION AGREEMENT (the “Agreement”), made as of the _____4th______ day of February, 2005, by and between FIRST REAL ESTATE INVESTMENT TRUST of New Jersey, having an address at 505 Main Street, Hackensack, New Jersey 07601 (the “Mortgagor”) and THE PROVIDENT BANK, 830 Bergen Avenue, Jersey City, New Jersey 07306 (the “Mortgagee”),

W I T N E S S E T H:

WHEREAS, the Mortgagee is the holder of a certain Line of Credit Note (the “Original Note”) dated June 20, 2002, made by the Mortgagor to The Provident Bank in the original principal amount of $14,000,000.00; and

WHEREAS, the Original Note is secured by a Mortgage (the “Bergen County Mortgage”) dated June 20, 2002, and recorded on June 25, 2002, in the Bergen County Clerk’s/Register’s Office in Book 11498 at Page 782 which Mortgage is a lien on the premises commonly known as 830 and 864 Franklin Avenue, Franklin Lakes, New Jersey, 208 Rock Road, Glen Rock, New Jersey, 340 Grand Avenue, Palisades Park, New Jersey and 160 Terrace Avenue, Hasbrouck Heights, New Jersey (“Bergen County Mortgaged Premises”); and

WHEREAS, the Original Note is also secured by a Mortgage (the “Ocean County Mortgage”) dated June 20, 2002, and recorded on July 1, 2002, in the Ocean County Clerk’s Office in Book 10898 at Page 1731 which Mortgage is a lien on the premises commonly known as 205-231 8th Street, Lakewood Township, New Jersey (“Ocean County Mortgaged Premises”) (the Bergen County Mortgaged Premises and the Ocean County Mortgaged Premises being sometimes hereinafter collectively referred to as the “Mortgaged Premises”)(the Bergen County Mortgage and the Ocean County Mortgage being sometimes hereinafter collectively referred to as the “Mortgage”); and

WHEREAS, the Original Note is further secured by an Assignment of Leases (“Bergen County Assignment of Leases”) dated June 20, 2002 and recorded on June 25, 2002 in the Bergen County Clerk’s Office in Book 11498 at Page 810; and

WHEREAS, the Original Note is further secured by an Assignment of Lease (“Ocean County Assignment of Lease”) dated June 20, 2002, and recorded on July 1, 2002 in the Ocean County Clerk’s Office in Book 10898 at Page 1755 (the Bergen County Assignment of Leases and Ocean County Assignment of Leases being sometimes collectively hereinafter designated as the “Assignment of Leases”); and

WHEREAS, the Mortgagor has requested that the Mortgagee increase the available principal amount of the Original Note, Mortgage and Assignment of Leases by $4,000,000.00 and otherwise modify the Original Note, Mortgage and Assignment of Leases; and

WHEREAS, simultaneously herewith Mortgagor has entered into a Replacement Line of Credit Note whereby the outstanding balance of the Original Note is increased to $18,000,000.00 (the “Replacement Note”).

NOW THEREFORE, for and in consideration of the premises (which are deemed herein contained) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           PRINCIPAL AMOUNT OF LOAN.

The Mortgagor acknowledges that the available principal balance under the Replacement Note is, as of the date hereof $18,000,000.00, which sum includes the additional $4,000,000.00 increase being made as of this date. There is no amount outstanding under the Replacement Note as of this date. The Mortgagor hereby represents, warrants and confirms that there are no set-offs, rights, claims or causes of action of any nature whatsoever which the Mortgagor has or may assert against the Mortgagee with respect to the Mortgage or the indebtedness secured thereby.

2.           REQUEST FOR MODIFICATION.

The Mortgagor has requested and the Mortgagee has agreed to a modification of the terms of the Mortgage and Assignment of Leases. This Agreement provides for that modification of terms.

3.           MODIFICATION OF MORTGAGE AND ASSIGN OF LEASES.

The Mortgage and Assignment of Leases are hereby modified and amended as follows:

(a)           Loan Amount.  In accordance with the Replacement Note executed simultaneously herewith and incorporated by reference herein, the principal amount of the loan is hereby increased to $18,000,000.00.

(b)           Replacement Note.  All references to Note in the Mortgage and Assignment of Leases shall mean the Replacement Note.

(c)           Security for the Replacement Note.  The Mortgage shall continue to be a first lien on the Mortgaged Premises and shall secure the Replacement Note and any letters of credit issued as modified and amended and any letters of credit issued pursuant to the terms of the Replacement Note.  The Replacement Note and any letters of credit issued pursuant to the terms of the Replacement Note continue to be secured by the Assignment of Leases.

(d)           Release of Mortgaged Premises.  Section 3.19 of the Bergen County Mortgage and Section 3.19 of the Ocean County Mortgage are hereby amended and modified in their entirety as follows:

3.19  Mortgagor may, from time to time, obtain releases of one or more of the parcels constituting the Collateral from the lien of the mortgage upon the sale of the same subject to the following terms and conditions:

(i)           No default shall exist under any of the Loan Documents and no event shall have occurred which, with the giving of notice and/or passage of time, would constitute a default under any of the Loan Documents.

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(ii)           A release price shall be paid to Mortgagee calculated by Mortgagee at 125% of the value of the Collateral being released utilizing cap rates the Mortgagee uses in the normal course of its underwriting at the time of the release, based on a net operating income utilizing actual income and expense data for the property being released.  The maximum principal amount of the Replacement Note shall be permanently reduced by an amount equal to the release price.

(iii)           Notwithstanding the provisions contained in subparagraph (ii) above, in lieu of reducing the maximum principal amount of the Replacement Note upon the release of a portion of the Collateral, Mortgagor shall have the option of providing substitute collateral to Mortgagee which new collateral shall be satisfactory to Mortgagee in its sole discretion.

(iv)           All instruments and documents executed and delivered in connection with any release pursuant to this paragraph shall be prepared by Mortgagor at its sole cost and expense and shall be in a form and substance satisfactory in all respects to Mortgagee and its counsel.

(e)           Events of Default. In addition to those events of default defined in the Mortgage or Assignment of Leases, a breach or failure to perform by Mortgagor of any covenant or agreement set forth in or referred to in this Agreement, the Replacement Note or any affidavit, certificate or agreement delivered in connection herewith shall be deemed an event of default under the Mortgage or the Assignment of Leases.

4.           CONTINUED VALIDITY OF ORIGINAL LOAN DOCUMENTATION.

Except as otherwise provided herein, the Replacement Note, the Mortgage, the Assignment of Leases and all other documents executed in connection therewith (collectively the “Loan Documents”), shall continue in full force and effect, in accordance with their respective terms, and the parties hereto hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to said Loan Documents.

5.           MODIFICATION AGREEMENT CONTROLS.

In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Replacement Note, Mortgage or Assignment of Leases, the terms and conditions of this Agreement shall control.

6.           NO NOVATION.

It is the intention of the parties hereto that this Agreement shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Mortgage.

7.           MORTGAGE MODIFICATION.

This Agreement constitutes a “modification” of the Mortgage as defined in P.L. 1985, c. 353 (N.J.S.A. 46:9-8.1 et seq.) and is subject to the priority provisions of said law.

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8.           SURVIVAL PROVISIONS.

The covenants, representations and obligations contained in this Agreement and any Exhibits hereto shall survive the execution of all transactions contemplated by this Agreement, and this Agreement shall bind and benefit the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

9.           ENTIRE AGREEMENT.

(a)           This Agreement contains all of the covenants, representations, warranties and agreements between the parties with respect to the subject matter contained herein.  The parties to this Agreement acknowledge that all the terms of this Agreement were negotiated at arm’s length and after adequate and independent investigation on their respective parts and that this Agreement and all documents executed in connection therewith were prepared and executed without duress, undue influence or coercion of any kind exerted by any party upon the other.

(b)           Each party acknowledges and confirms that it has received the advice of independent counsel selected by it prior to entering into this Agreement and has not relied upon Mortgagee or any party to this Agreement or any officer, director or employee of such party, or upon the advice of any but its own accountants or counsel, concerning any aspect of the transactions contemplated by this Agreement including, without limitation, the tax implications thereof and the representations herein made.

10.           FURTHER ASSURANCES.

The parties hereto agree to execute all such further instruments and take all such further action that may be reasonably required by any party to fully effectuate the terms and provisions of this Agreement and the transaction contemplated herein.

11.           NO MODIFICATION EXCEPT IN WRITING.

The within Agreement encompasses all the modifications to the Mortgage and Assignment of Leases, notwithstanding any verbal communications between the parties.  No further modification shall be deemed effective, unless in writing, executed by both parties.

12.           COMPLIANCE WITH TERMS AND CONDITIONS OF COMMITMENT LETTER.

Mortgagor expressly covenants and agrees that it will abide by the terms and conditions of the commitment letter of Mortgagee to Mortgagor dated January 26, 2004 as same may be amended, to the extent that such terms and conditions have not been incorporated in this Agreement, the Replacement Note or any other Loan Document.

13.           GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of New Jersey.

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14.           WAIVER OF JURY TRIAL.

THE MORTGAGOR AND MORTGAGEE HEREBY WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO ANY ASPECT OF THIS AGREEMENT, THE REPLACEMENT NOTE, THE MORTGAGE, THE ASSIGNMENT OF LEASES OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH. MORTGAGOR AND MORTGAGEE IRREVOCABLY CONSENT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS WITHIN THE STATE OF NEW JERSEY. THE MORTGAGOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL WITH RESPECT TO THIS WAIVER.

THE MORTGAGOR DECLARES THAT IT HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MORTGAGOR:
Witness:		FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, a business trust organized in the State of New Jersey
By:
Joseph L. Basralian		Robert S. Hekemian, Chairman of the Board
Mortgagee:
Attest:		The Provident Bank
By:

RECORD & RETURN:
Braverman & Lester
374 Main Street
Hackensack, New Jersey 07601

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